EXHIBIT 10.12
LOCK-UP AGREEMENT
     THIS LOCK-UP AGREEMENT (the “Agreement”) is made and entered into this ___day of November, 2006 by and between ONE EARTH ENERGY, LLC (the “Company”), an Illinois limited liability company, ALLIANCE GRAIN CO. (“Alliance”), FISHER FARMERS GRAIN & COAL COMPANY (“Fisher Farmers”), GRAND PRAIRIE CO-OP, INC. (“Grand Prairie”), LUDLOW COOPERATIVE ELEVATOR COMPANY (“Ludlow”) and TOPFLIGHT GRAIN COOPERATIVE, INC. (“Topflight”). Alliance, Fisher Farmers, Grand Prairie, Ludlow and Topflight are hereby collectively referred to herein as “Security Holders.” The Agreement shall be filed with the Company.
     WHEREAS, each of the Security Holders has received membership interests (“Units”) of the Company pursuant to their Initial Member (Manager/Director) Subscription Agreements with the Company; and
     WHEREAS, the number of Units issued to each Security Holder under its respective Initial Member (Manager/Director) Subscription Agreement is set forth opposite its name on Schedule A attached to this Agreement (the Units listed on Schedule A are hereinafter referred to as “Restricted Units”) ; and
     WHEREAS, the Company has applied to, among others, the Indiana Securities Division and the Missouri Securities Division (collectively the “Divisions”), for registration of 12,020 Units for sale to the residents of Indiana, Missouri and elsewhere, and as a condition of registration the Security Holders and the Company agree to be bound by this Agreement and the applicable rules and regulations of the Divisions.
     NOW, THEREFORE, for and in consideration of the mutual promises and agreements hereinafter set forth, the parties hereto agree as follows:
     1. Prohibition on Transfers. Except as set forth in Section 3, the Security Holders shall not, from the date of this Agreement and at any time prior to the date that is three (3) years from the date the Company closes its initial registered offering of Units (the “Restricted Period”), sell, assign, transfer, or grant any option for the sale of, or otherwise transfer or dispose of, whether or not for consideration, any of the Restricted Units. Except for the Restricted Units, this restriction on transfer shall not apply to any other Units of the Company held by the Security Holders. Following the expiration of the Restricted Period, the prohibition on transfers shall terminate and the Security Holders shall be allowed to transfer the Units.
     2. Termination of Prohibition. The prohibition and restrictions on transfer of Restricted Units shall terminate upon the earlier of:
     (i) at the end of the Restricted Period; or
     (ii) on the Divisions’ agreement to the release of the Units in response to a request by the Company that the Units be released.

     3. Permitted Transfers. The Restricted Units may be transferred by will, or pursuant to the laws of decent and distribution, or by operation of law, or by order of any court of competent jurisdiction, but in all cases the Restricted Units shall remain subject to the restrictions of this Agreement and subject to the terms of this Agreement until released pursuant to Section 2 above.
     4. Voting. The Security Holders shall have all voting rights to which the Restricted Units are entitled.
     5. Unit Splits. Any Units issued to the Security Holders resulting from any distributions or splits of the Restricted Units shall be subject to the prohibitions and restrictions under this Agreement.
     6. Legend. A legend shall be placed on the back side of each certificate of the Restricted Units which states that the sale or transfer of the Units evidenced by the certificate is subject to the restrictions set forth in this Agreement.
     7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, successors and assigns.
     8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Illinois.
     9. Entire Agreement. This Agreement constitutes the entire Agreement among the parties with respect to the subject matter hereof. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
     10. Termination. This Agreement shall terminate in its entirety when the prohibitions and restrictions on transfers have expired or been released as provided in Section 2.
     IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.
COMPANY:
One Earth Energy, LLC

By:	/s/ Steven Kelly

Its:	President

SECURITY HOLDERS:
Alliance Grain Co.

By:	/s/ Steven Kelly

Steven Kelly, General Manager

Fisher Farmers Grain & Coal Company

By:	/s/ Louis Schwing, Jr.

Louis Schwing, Jr.

Grand Prairie Co-op, Inc.

By:	/s/ Roger Miller

Roger Miller, General Manager

Ludlow Cooperative Elevator Company

By:	/s/ Bruce Bastert

Bruce Bastert, General Manager

Topflight Grain Cooperative, Inc.

By:	/s/ Scott Docherty

Scott Docherty, General Manager

SCHEDULE A
Restricted Units

Alliance Grain Co.	171 Units

Fisher Farmers Grain & Coal Company	171 Units

Grand Prairie Co-op, Inc.	171 Units

Ludlow Cooperative Elevator Company	171 Units

Topflight Grain Cooperative, Inc.	171 Units

4